Press Release	Source: Western Standard Energy Corp.

Western Standard Energy Corp. Operational Update: Montana Gas Prospect
Wednesday May 14, 9:30 am ET

WILLISTON, N.D.--(BUSINESS WIRE)--Western Standard Energy Corp., (OTCBB:WSEG - News), an oil and gas exploration company, is pleased to announce that it has scheduled completion and development work on the Starbuck East shallow gas prospect in Valley County, Montana, in which Western Standard has a 50% working interest.

Overview

In October 2007, Western Standard funded and drilled the Exploration Well Federal 1-19 to approximately 1,100 feet and the well was cased after two gas zones were discovered at both 500 (Judith River Sand) and at 1,100 feet (Eagle Sand). Due to access restrictions imposed by the US Bureau of Land Management, completion work was suspended until July 15, 2008. At that time the Company expects to be able gain access to the site and the well is scheduled to be completed and tested for commerciality.

Potential

According to an engineering report the Company has in its possession, written by consulting geologist Mr. Richard Robinson for Great Northern Gas Co. on February 2, 2005, and its contents confirmed by Mr. Robinson in September, 2007, the Starbuck East shallow gas prospect is estimated to be a 34,000-acre closure, and should allow for around 630 wells to be drilled. The same report has estimated the potential recoverable resources to be approximately 220 BCF of gas from two zones. If this proves to be the case the prospect is estimated to be able to produce between 3,000 to 10,000 MCF per day by the end of 2009, and around double that number by end of 2010, depending on the number of producing wells.

Location

Starbuck East is located approximately 8 miles directly to the north of the Northern Border Pipeline, which runs from Alberta, Canada to Joliet, Illinois, serving the Chicago market. Western Standard and Coastal Petroleum would be required to share the costs in the construction of a relatively short pipeline to carry gas from Starbuck East to a tap in to that pipe.

Survey & Tap In

Initial contact has been made with the US Department of Interior, Bureau of Land Management, as the landowners, in order to lease a right of way for a delivery pipeline. Western Standard and Coastal Petroleum have already engaged the surveyors and engineering firm of Kadrmas, Lee & Jackson to conduct surveys in order to plan the pipeline route. Western Standard has entered into initial discussions with Trans Canada Pipeline, the operator of Northern Border Pipeline in order to tap in to their 42” pipe, although no agreement has yet been reached. Based on those discussions it is estimated that even if agreement is reached, the tap in process can take up to one year, depending on various factors such as permitting, the pipeline route and construction costs.

Dan Bauer, President and CEO of Western Standard, stated, “although we have not yet proven the commerciality of Starbuck East, and there is always the chance it may never produce gas, we feel that the risks associated with a time delay in conducting the pipeline survey, and securing the necessary commercial delivery agreements are too high in comparison with the potential earnings from bringing the prospect on line in the coming year.”

About Western Standard Energy Corp.

Western Standard Energy Corp. is a publicly traded independent oil and gas exploration company. Western Standard aims to secure and develop a portfolio of oil and gas properties throughout the Central and Western United States of America. Western Standard Energy Corp. is a publicly traded company and trades on the OTC BB under the ticker symbol: WSEG. Shareholders are invited to contact corporate communications toll free at (888) 956-7843 for further information.

Western Standard Energy Corp.

Dan Bauer, President

Forward-Looking Statements

Statements in this news release that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Forward-looking statements in this news release include that Western Standard Energy Corp, (‘Company’) has scheduled completion and development work on the Starbuck East shallow gas prospect; that we will gain access to the site of the Federal 1-19 Well ; that it will be completed and tested for commerciality and productivity; that 600 wells can be drilled; that there are potential reserves of 100-220 BCF and that each well can produce between 250-1,000 MCF/day is accurate; that the prospect will produce gas by 2009 and double that amount by 2010; , that current market prices for gas will remain around $10-11/MCF; that the Company will ever receive revenues from the prospect; that the pipeline route will be less than 8 miles between Starbuck East and the Northern Border Pipeline; that the Company will pay for and conduct a survey of the pipeline route; that the Company will be able to secure the necessary approvals and rights of way from the Bureau of Land Management; that the Company will ever construct a pipeline; that the tap in process will take one year; that the Company will be able to secure the necessary commercial delivery agreements with TransCanada Pipeline, or that it will ever be able to tap in to the Northern Border Pipeline. It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include the uncertainty of the requirements demanded by environmental agencies, the Company's ability to raise financing for operations, inability to reach agreement with key suppliers or others on whom we are or will be dependent, breach by parties with whom we have contracted, inability to maintain qualified employees or consultants, competition for equipment, inability to obtain drilling permits or rights of way, potential delays or obstacles in drilling operations and interpreting data, and the likelihood that no commercial quantities of gas are found or recoverable. Readers should also refer to the risk disclosures outlined in the Company’s quarterly reports on Form 10-QSB, annual reports on Form 10-KSB and the Company’s other disclosure documents filed from time-to-time with the Securities and Exchange Commission available at www.sec.gov.

Cautionary Note to U.S. Investors

The United States Securities and Exchange Commission (“SEC”) permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this document that SEC’s guidelines may prohibit us from including in filings with the SEC. U.S. investors are urged to consider closely the disclosure in our annual report on Form 10-KSB and quarterly reports on Form 10-QSB available from us or the SEC.

Contact:
Western Standard Energy Corp.
Investor Relations
Dan Bauer, 1-888-956-7843
ir@western-standard.com
www.western-standard.com

Source: Western Standard Energy Corp.